CYANOTECH CORPORATION
                     73-4460 Queen Kaahumanu Hwy., Suite 102
                              Kailua-Kona, HI 96740


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To
                 be held Thursday, August 26, 1999 at 2:00 P.M.

To Our Stockholders:

         You are cordially invited to attend the Annual Meeting of Stockholders of Cyanotech Corporation (the "Company") to be held on Thursday, August 26, 1999 at 2:00 P.M., local time, at the King Kamehameha's Kona Beach Hotel, 75-5660 Palani Road, Kailua-Kona, Hawaii, for the following purposes:

               1. To elect five directors to serve until the next Annual Meeting or until their successors are elected, by vote of holders of Common Stock and Series C Preferred Stock;

               2. To ratify the election of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2000; and

               3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         These  matters  are  more  fully   described  in  the  Proxy  Statement
accompanying this notice.

         The Board of Directors has fixed the close of business on June 28, 1999 as the record date for Stockholders entitled to notice of and to vote at this meeting and any adjournment thereof. The stock transfer books will not be closed between the record date and the date of the meeting. Only stockholders of record at the close of business on June 28, 1999 are entitled to notice of and to vote at the Annual Meeting; however all stockholders are cordially invited to attend the meeting.


                                              By Order of the Board of Directors

                                              Ronald P. Scott
                                              Secretary

Kailua-Kona, Hawaii
July 16, 1999




PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES AND SAVE THE EXPENSE OF FURTHER COMMUNICATION. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY DO SO, BECAUSE YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE.

               Stockholders Should Read the Entire Proxy Statement
                   Carefully Prior to Returning Their Proxies

                                 PROXY STATEMENT
                                       FOR
                        ANNUAL MEETING OF STOCKHOLDERS OF
                              CYANOTECH CORPORATION

                       To Be Held Thursday August 26, 1999

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CYANOTECH CORPORATION ("Cyanotech" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") which will be held at 2:00 p.m., local time, on Thursday August 26, 1999 at the King Kamehameha's Kona Beach Hotel, 75-5660 Palani Road, Kailua-Kona, Hawaii, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about July 16, 1999.

     The Company's principal executive offices are located at 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, HI 96740.

                         VOTING RIGHTS AND SOLICITATION

     The enclosed proxy is being solicited on behalf of the Board of Directors of Cyanotech for use at the Annual Meeting.

     The close of business on June 28, 1999 is the record date for stockholders entitled to notice of and to vote at the Annual Meeting. All holders of the Company's Common Stock outstanding on the record date are entitled to vote at the Annual Meeting. Such stockholders have one (1) vote for each share so held on the matters to be voted on. Holders of 8% Cumulative Convertible Preferred Shares - Series C ("Series C Preferred Stock") of record at the close of business on June 28, 1999 are entitled to five votes for each share of such stock on all matters to be voted on. At June 28, 1999, Cyanotech had 13,715,722 shares of Common Stock, $.005 par value per share (the "Common Stock"), issued and outstanding; and 595,031 shares of 8% Series C Preferred Stock, each convertible into five shares of Common Stock. The presence in person or by proxy of the holders of record of a majority of the voting power of the outstanding shares entitled to vote constitutes a quorum. A plurality of votes cast by the holders of Common Stock and Series C Preferred Stock, voting as a single class, present at the meeting at which a quorum is present, is required for election of each of the five directors. A majority of the voting power of stockholders holding the Common Stock and Series C Preferred Stock, voting as a single class, present at the meeting at which a quorum is present, is required for approval of all other matters to be voted on. Abstentions are counted only for purposes of determining whether a quorum is present. Broker non-votes are not treated as votes nor are they counted in determining the existence of a quorum.

     Shares of the Company's Stock represented by proxies in the accompanying form which are properly executed and returned to Cyanotech will be voted at the Annual Meeting in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal One - Election of Directors," and FOR ratification of the selection of accountants as described herein under "Proposal Two Ratification of Selection of Independent Public Accountants." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

     The entire cost of soliciting proxies will be borne by Cyanotech. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, e-mail, or facsimile or letter by officers and regular Cyanotech employees who will receive no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.


                             REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 73-4460 Queen Kaahumanu Hwy, Suite 102, Kailua-Kona, HI 96740, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.


                              STOCKHOLDER PROPOSALS

     Information about stockholder proposals intended to be considered at the 2000 Annual Meeting of Stockholders must be received by Cyanotech no later than March 7, 2000. In addition, if a stockholder proposal is not submitted to the Company prior to May 25, 2000, the proxy to be solicited by the Board of Directors for the 2000 Annual Meeting of Stockholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion when such proposal is presented at the 2000 Annual Meeting of Stockholders without any discussion of the proposal in the proxy statement for such meeting. The proposal must be mailed to the Company's principal executive offices, 73-4460 Queen Kaahumanu Hwy., Suite 102, Kailua-Kona, Hawaii 96740, Attention: Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.


                                  PROPOSAL ONE:
                              ELECTION OF DIRECTORS

Nominees

     A board of five (5) directors are to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of the five nominees named below, all of whom are presently directors of the Company. Each nominee has consented to be named a nominee in this Proxy Statement and to continue to serve as a director if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees listed below as possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees) and the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. Each director elected at this Annual Meeting will serve until the next Annual Meeting or until such director's successor has been elected and qualified. Voting for the election of directors is non-cumulative.

     In connection with the purchase by Eva R. Reichl (the late wife of director Eric H. Reichl) of 1,800,000 shares of the Company's Common Stock, certain holders of Common Stock, including Gerald R. Cysewski (the "Holders"), the Company and Ms. Reichl entered into a Stockholders Agreement dated as of May 17, 1993 (the "Stockholders Agreement"). Under the Stockholders Agreement, the parties agreed that without approval of a majority of the Holders' and Ms. Reichl's shares, the Company would not propose, and the Holders and Ms. Reichl would not vote for, any resolution, Bylaw change or other proposal that would increase the Company's Board of Directors to more than six members. In addition, the Company is obligated under the Stockholders Agreement to notify Ms. Reichl of any Board elections so that she may nominate one person for election as a director. Mr. Reichl has succeeded to Ms. Reichl's rights under this agreement. Mr. Reichl has nominated himself at this election. At any Board election, the Holders and Mr. Reichl have agreed to vote their shares to elect such nominee. The Stockholders Agreement terminates when Mr. Reichl sells, transfers or disposes of any of the 1,800,000 shares acquired, other than by will, the laws of descent, or to an entity controlled by Mr. Reichl.

     The following table sets forth certain information regarding the nominees for election by holders of Common and Series C Preferred Stock to the Board of Directors, all of whom were elected at the last annual meeting.

                                                                                Director
Name                                Principal Occupation                        Since                     Age


Gerald R. Cysewski, Ph.D.           Chairman of the Board,                      1983                      50
                                    President and Chief
                                    Executive Officer,
                                    Cyanotech Corporation

Eric H. Reichl                      Private investor                            1998                      85

Ronald P. Scott                     Executive Vice President,                   1995                      44
                                    Finance and Administration,
                                    Cyanotech Corporation

John T. Waldron                     Adjunct Professor of Marketing              1998                      47
                                    Lake Forest Graduate School of Management
                                    (private college)

Paul C. Yuen, Ph.D.                 Dean, College of Engineering                1993                      71
                                    University of Hawaii at Manoa
                                    (public university)


     Dr. Cysewski co-founded the Company in 1983 and has served as a director of the Company since that time. Until June 1996, he also served as Scientific Director. Since March 1990, Dr. Cysewski has served as President and Chief Executive Officer of the Company and in October 1990 was also appointed to the position of Chairman of the Board. From 1988 to November 1990, he served as Vice Chairman of the Company. From 1980 to 1982, Dr. Cysewski was group leader of microalgae research and development at Battelle Northwest, a major contract research and development firm. From 1976 to 1980, Dr. Cysewski was an assistant professor in the Department of Chemical and Nuclear Engineering at the University of California, Santa Barbara, where he received a two-year grant from the National Science Foundation to develop a culture system for blue-green algae. Dr. Cysewski received his doctorate in Chemical Engineering from the University of California at Berkeley.

     Mr. Reichl is a private investor who has been involved with the Company through his late wife, Eva R. Reichl, since 1993. Before retiring in 1978, Mr. Reichl was President of Conoco Coal Development Company (a subsidiary of Conoco, Inc.). Mr. Reichl holds a Masters Degree in Chemical Engineering from the Technical University in Vienna, Austria and is a member of the U.S. National Academy of Engineering.

     Mr. Scott was appointed to the Board of Directors of the Company in November 1995, has served as Executive Vice President - Finance and Administration since August 1995, and has served as Secretary and Treasurer since November 1990 and June 1990, respectively. From December 1990 until August 1995, Mr. Scott served as Vice President - Finance and Administration. From September 1990 to December 1990, Mr. Scott served as Controller. From 1989 to 1990, he was Assistant Controller for PRIAM Corporation, a manufacturer of Winchester disk drives. From 1980 to 1989, he served in various accounting management positions with Measurex Corporation, a manufacturer of industrial process control systems. Mr. Scott holds a B.S. degree in Finance and Management from California State University, San Jose, and an M.B.A. degree from the University of Santa Clara.

     Mr. Waldron is currently Adjunct Professor of Marketing at the Lake Forest Graduate School of Management in Lake Forest, Illinois. Prior to his resignation in May 1999, Mr. Waldron was Executive Vice President for Takeda U.S.A. and was responsible for the sales and marketing of Takeda's bulk vitamin and fine chemical products in the North American market. From 1986 until 1995, Mr. Waldron was Vice President, Sales and Marketing for Takeda U.S.A. and Senior Vice President, Sales and Marketing from 1996 until June, 1997, when he was appointed to the position of Executive Vice President. Mr. Waldron was also appointed to the Board of Directors of Takeda U.S.A. in 1993 and served as a member of their Executive Committee and Compensation Committee. Mr. Waldron holds a Master of Management degree from Northwestern University's J. L. Kellogg Graduate School of Management.

     Dr. Yuen has served as a director of the Company since August 1993. Dr. Yuen currently serves as Dean, College of Engineering for the University of Hawaii at Manoa. From July 1992 to March 1993, Dr. Yuen was Acting President of the University of Hawaii. From 1989 to 1992, Dr. Yuen was Interim Senior Vice President for Academic Affairs, University of Hawaii at Manoa. Dr. Yuen holds M.S. and Ph.D degrees in Electrical Engineering from the Illinois Institute of Technology. Dr. Yuen is also a director of Hawaiian Electric Company, Inc., a wholly owned subsidiary of Hawaiian Electric Industries, Inc.

     The Board of Directors recommends that holders of Common Stock and Series C Preferred Stock vote FOR all of the above named director nominees.


                          BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held six regular meetings in fiscal 1999. No incumbent director attended less than 75% of all meetings of the Board of Directors and of the committees, if any, upon which such director served.

     The Board of Directors of the Company has an Audit Committee and a Compensation and Stock Option Committee. The Board of Directors does not have a standing nominating committee.

     The Audit Committee, which consisted of independent non-employee directors Yuen (chair), Reichl, and Waldron held two regularly scheduled meetings during fiscal year 1999. The principal functions of the Audit Committee are to recommend engagement of the Company's independent auditors, to review and approve the services performed by the Company's independent auditors and to review the Company's accounting principles, its internal control structure, policies and procedures.

     The Compensation and Stock Option Committee, which consisted of independent non-employee directors Julian C. Baker (chair), Eva R. Reichl, and John T. Ushijima held one regularly scheduled meeting during fiscal year 1999. The Compensation and Stock Option Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and incentive option plans, and approves the grants of stock options to officers and employees. Julian C. Baker, resigned from the Board of Directors on December 18, 1998. Eva R. Reichl passed away on July 15, 1998. John T. Ushijima resigned from the Board of Directors on July 27, 1998. The Compensation and Stock Option Committee currently consists of Eric H. Reichl (chair), Paul C. Yuen, and John
T. Waldron.



                              DIRECTOR REMUNERATION

     Each non-employee director is entitled to receive $500 per Board meeting attended and is reimbursed for all out-of-pocket costs incurred in connection with attendance at such meetings. In addition, each non-employee director is entitled at first election, pursuant to the Company's 1994 Non-Employee Directors Stock Option and Stock Grant Plan (the "Non-Employee Directors Plan"), to receive a 10-year option to purchase 3,000 shares of the Company's Common Stock, and thereafter a grant of 2,000 shares each year. On the date of the 1998 Annual Meeting of Stockholders, Eric H. Reichl and John T. Waldron received a 10- year option to purchase 3,000 shares of the Company's Common Stock. During the fiscal year ended March 31, 1999, the current director nominee Paul C. Yuen and former director Julian C. Baker each received grants of 2,000 shares of Common Stock. On the date of the 1999 Annual Meeting of Stockholders, each non-employee director continuing as a director will receive, under the Non-Employee Directors Plan, an automatic grant of 2,000 shares of fully paid and non-assessable shares of Common Stock that are non-transferable for six months following the date of such grant.



                                  PROPOSAL TWO:

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of KPMG LLP has served as independent public accountants for the Company since 1987. The Board of Directors has selected the firm to continue in this capacity for the current fiscal year ending March 31, 2000. A representative of KPMG LLP is expected to attend the annual meeting with the opportunity to make a statement and to respond to appropriate questions from stockholders present at the meeting.

     Although it is not required to do so, the Company wishes to provide stockholders with the opportunity to indicate their approval of the selection of auditors and accordingly is submitting a proposal to ratify the selection of KPMG LLP. If the stockholders should fail to approve this proposal, the Board of Directors will consider the selection of another auditing firm.

     A majority of the voting power of the Common Stock and Series C Preferred Shares, voting as a single class, present at a meeting at which a quorum is present, is required for approval of the proposal.

     The Board of Directors recommends that you vote FOR ratification of KPMG LLP to serve as the Company's auditors for the year ending March 31, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of June 28, 1999 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company and Common Stock equivalents, (ii) each of the Company's executive officers named in the Summary Compensation Table appearing herein, (iii) each director and (iv) all directors and executive officers as a group. Holders of Common Stock have one vote per share; holders of Series C Preferred Stock have five votes per share. The following table sets forth what such persons' beneficial security ownership position would be assuming the conversion of all Series C Preferred Stock and the exercise of all outstanding stock options and warrants, exercisable on the date hereof or within 60 days of June 28, 1999. All shares shown are subject to the named person's sole voting and investment power, subject to community property laws where applicable.

                                                            Number of Shares
                                                              Beneficially                                     Approximate
                    Name and Address                             Owned                                        Percent Owned (1)
-----------------------------------------------------------------------------------------------           ------------------
CNA Financial Corporation.......................           3,408,641 (2)                                           20.4
   CNA Plaza
   Chicago, IL 60685
Gerald R. Cysewski (3)..........................             492,283 (4)                                            2.9
Eric H. Reichl (3)..............................           1,812,000 (5)                                           10.9
Ronald P. Scott (3).............................              60,075 (6)                                            *
John T. Waldron (3).............................               3,000 (7)                                            *
Paul C. Yuen (3)................................              19,100                                                *
All directors and executive officers as a group
         (8 persons)............................           2,531,908 (8)                                           15.1
------------------------------------
 * Less than 1.0%

(1)      Approximate  percentage  owned  assumes full  conversion of all 595,031 outstanding  shares of Series C  Preferred  Stock into shares of Common
         Stock  (for a total of  16,690,877  shares of Common  Stock and  Common
         Stock equivalents at June 28, 1999.)
(2)      Represents  250,000  shares  held by  Fireman's  Insurance  Company  of
         Newark, NJ ("Fireman's Insurance"), 183,486 shares held by National-Ben
         Franklin Company of Illinois ("National-Ben  Franklin"),  and 2,975,155
         shares of Common Stock  issuable upon  conversion of 595,031  shares of
         Series C  Preferred  Stock held by  Fireman's  Insurance.  National-Ben
         Franklin and Fireman's Insurance are indirect wholly owned subsidiaries of CNA Financial  Corporation.  Fireman's  Insurance  holds 100% of the
         Series C Preferred Stock.
(3)      Address is c/o Cyanotech Corporation, 73-4460 Queen Kaahumanu Hwy., Suite 102, Kailua-Kona,
         HI 96740.
(4)      Includes options exercisable within 60 days of June 28, 1999 for 46,375 shares of Common Stock.
(5)      Includes options exercisable within 60 days of June 28, 1999 for 3,000 shares of Common Stock.
(6)      Includes options exercisable within 60 days of June 28, 1999 for 40,875 shares of Common Stock.
(7)      Includes options exercisable within 60 days of June 28, 1999 for 3,000 shares of Common Stock.
(8)      Includes 181,500 shares issuable under option to purchase shares of Common Stock exercisable within 60 days of June 28, 1999 to: Gerald R. Cysewski (46,375 shares); Glenn D. Jensen (40,125 shares); Larry L. Line (6,250 shares); Kelly J. Moorhead (41,875 shares); Eric H. Reichl (3,000 shares); Ronald P. Scott (40,875 shares); John T. Waldron (3,000 shares).

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and any written representations that no other reports were required, all Section 16(a) filing requirements for the fiscal year ended March 31, 1999, applicable to its officers, directors and greater than ten percent stockholders were complied with, except for one Form 5 report for each of the following persons, each covering one transaction, each filed twelve days late by Julian C. Baker, a former director; Gerald. R. Cysewski, the Company's Chairman of the Board, President and Chief Executive Officer; Glenn D. Jensen, the Company's Vice President - Operations; Kelly J. Moorhead, the Company's Vice President - Production Development; Ronald P. Scott, a director and the
Company's Executive Vice President, Finance and Administration; and Paul C. Yuen, a director.



                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer and all executive officers of the Company who earned more than $100,000 for services rendered in all capacities to the Company (hereinafter referred to as the "named executive officers") for the fiscal years ended March 31, 1999, 1998, and 1997. No executive officers who would have otherwise been includable in such tables on the basis of salary and bonus earned for fiscal 1999 have resigned or terminated employment during the fiscal year.



                                            SUMMARY COMPENSATION TABLE
                                                                                        Long-Term
                                                                                        Compensation
                                                         Annual Compensation              Awards
Name and                                                                                Securities
Principal                           Fiscal                                              underlying
Position                             Year             Salary ($)       Bonus ($)        Options (#)
--------                            ------           -----------       ---------        -----------

Gerald R. Cysewski                  1999             $107,561          $      0           15,000
  Chairman of the Board,            1998              106,808                 0           12,500
  President and Chief               1997               99,352             7,427           14,500
  Executive Officer

Stock Options

     The following table contains information concerning the grant of stock options made under the Company's 1995 Stock Option Plan ("1995 Plan") for the 1999 fiscal year to the named executive officer. No stock appreciation rights ("SARs") have been granted under the 1995 Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                        Potential
                              Number of        % of Total                                         Realized Value at
                              Securities       Options                                            Assumed Annual
                              Underlying       Granted to      Exercise                           Rates of Stock Price
                              Options          Employees in    Price             Expiration       Appreciation
Name                          Granted (1)      Fiscal Year     Per Share         Date             For Option Term
----                        -------------     ------------     ---------         -------          ----------------
                                                                                                    5%         10%

Gerald R. Cysewski          15,000                8.2%         $3.125            5/27/03          $12,938    $28,641


     (1) The options were granted under the 1995 Plan on May 27, 1998, and are exercisable in four equal and cumulative annual installments over the optionee's period of service with the Company, beginning one year after the grant date. The option has a term of five (5) years.



Option Exercises and Holdings

         The following table provides information with respect to the above named executive officer concerning the exercise of options during the 1999 fiscal year and unexercised options held as of the end of the 1999 fiscal year. No SARs have been granted under the 1995 Plan.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                   Shares
                  Acquired                        Number of Securities                      Value of Unexercised
                       on       Value            Underlying Unexercised                         In-the-Money
                  Exercise    Realized            Options at FY-End (#)                     Options at FY-End ($)(1)
                  --------    --------      --------------------------------            ------------------------------

  Name                (#)       ($)         Exercisable       Unexercisable             Exercisable       Unexercisable
------------      -------- --------------   -----------       -------------             ------------      -------------

Gerald R.
Cysewski               0       $ 0             32,250             35,250                  $ 688           $   0

(1) Market value of shares covered by in-the-money options on March 31, 1999 ($1.00), less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

Reports of the Compensation and Stock Option Committee of the Board of Directors
                            on Executive Compensation

     The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is composed of a minimum of two non-employee directors. During fiscal 1999 the Committee was composed of Julian C. Baker (chair), the late Eva
R. Reichl, and John T. Ushijima. Since December 1998, Mr. Reichl has been chairman of the Committee, replacing Mr. Baker. The Committee currently consists of Mr. Reichl (chair), Mr. Yuen and Mr. Waldron.

     The Committee is responsible for setting and administering the compensation policies, annual executive officer compensation, making recommendations on potential bonus and stock option plans, granting bonuses and recommending to the Board of Directors grants of stock options to executive officers.

Compensation Philosophy

     The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, motivate and retain executives of outstanding ability, potential, and drive commensurate with the size and development requirements of the Company. Key elements of this philosophy are: - The Company pays competitively with comparable small companies with which the Company competes for talent. To ensure that pay is competitive, the Company compares its pay practices with these companies and sets it pay parameters based in part on this review.

     - The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

     -    The   Company   provides   significant   equity-based  incentives  for
          executives to ensure that they are motivated over the long term to respond to the Company's business challenges.

     The Committee endeavors to balance Company needs and values with the employees' needs and believes that it is important that the Committee maintain this relationship.

Cash Compensation

     Base Salary. The base salaries of the executive officers are determined initially on the basis of one or more salary surveys conducted by third parties as well as surveys of biopharmaceutical companies both nationally and more specifically in the Western United States obtained from public information such as filings with the Securities and Exchange Commission. Based on such surveys, the executive officer salaries are set within the ranges of the surveys targeted at the median; the exact level is determined after the Committee considers the experience and capability of the executive officer, the level of responsibility, and the needs of the Company.

     Incentive Bonus Compensation. The Committee believes that, as a general rule, annual compensation in excess of base salaries should be dependent on the employee's performance and the Company's performance, and should be awarded based on recommendations of the Committee, and in the discretion of the Board. Accordingly, at the beginning of each fiscal year, the Committee establishes a Management Incentive Plan for executive officers and other key management personnel under which executive officers and other key management personnel may earn bonuses, in amounts ranging up to 100% of the annual salaries, provided the Company achieves or exceeds the pre-tax net income goal established for the year.

     The net income goal is established in part on the basis of an annual operating plan developed by management and approved by the Board of Directors. The annual operating plan is designed to maximize profitability, within the constraints of economic and competitive conditions, some of which are outside the control of the Company, and is developed on the basis of: (i) the Company's performance in the prior year; (ii) estimates of sales revenue for the plan year based upon recent market conditions and trends and other factors which, based on historical experience, are expected to affect the level of sales that can be achieved; (iii) historical operating cost and cost savings that management believes can be achieved; and (iv) competitive conditions faced by the Company. Taking all of these factors into account, as part of the operating plan, bonus awards are determined under the Management Incentive Plan, and are fixed at what is believed to be a realistic level so as to make the incentives meaningful to executives and to avoid penalizing executives and other key management personnel for conditions outside of their control.

     In certain instances, bonuses under the Management Incentive Plan are awarded not only on the basis of the Company's overall profitability, but also on the achievement by an executive of specific objectives within his or her area of responsibility. For example, a bonus may be awarded for an executive's efforts in achieving greater than anticipated cost savings, or establishing new or expanded markets for the Company's products. Typically, the maximum bonus that may be awarded for achievement of specific objectives is determined at the beginning of the year to provide the requisite incentive for such performance.

     As a result of this performance-based Management Incentive Plan, executive compensation, and the proportion of each executive's total cash compensation that is represented by incentive or bonus income, increases in those years in which the Company achieves the anticipated level of growth and profitability. On the other hand, in years in which the Company experiences less than anticipated profit growth, bonuses, and therefore also total executive compensation, should tend to be lower.


Long-term Equity-based Compensation

     The Committee intends to make stock option grants on an annual basis. Each grant is designed to align the interests of the executive officers with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the executive officer to acquire shares of the Company's Common Stock at a fixed price per share (generally the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if he or she remains in the employ of the Company and the market price of the shares appreciate over the option term. The size of the option grant to each executive officer generally is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also taken into account are the size of comparable awards made to individuals in similar positions in the industry as reflected in external surveys, the individual's potential for future responsibility and promotion over the option term, the individual's personal performance in recent periods and the number of options held by the individual at the time of grant. Generally, as an executive officer's level of responsibility increases, a greater portion of his or her total compensation will be dependent upon Company performance and stock price appreciation rather than base salary. The relative weight given to these factors varies with each individual, in the sole discretion of the Committee.


Chief Executive Officer's Compensation

     The Committee uses the same philosophy and procedures described above with respect to the other executive officers in setting the cash compensation and equity incentives for the Chief Executive Officer.

     The compensation payable to Dr. Cysewski, the Company's Chief Executive Officer in fiscal 1999, was determined by the Compensation Committee. Dr.
Cysewski's base salary was set at a level which the Board felt would be competitive with the base salary levels in effect for chief executive officers at similarly-sized companies within the industry. Based on Dr. Cysewski's performance and on the compensation policy summarized in this report, the Compensation Committee decided that Dr. Cysewski's salary would remain unchanged at $110,000.

     Dr. Cysewski was a participant in the Company's 1999 Management Incentive Plan as described above. During fiscal 1999, the Company did not achieve the annual operating plan targets. As a result, no cash bonuses were awarded to Dr. Cysewski.

     Dr. Cysewski received a grant of an option to purchase 15,000 shares of Common Stock in 1999 based on his position as Chief Executive Officer, and the desire to provide him with a continuing economic interest in the long term appreciation of the Company's Common Stock.

     Submitted by the Compensation and Stock Option Committee of the Company's Board of Directors.

                                                        Eric H. Reichl, Chairman
                                                        Paul C. Yuen
                                                        John T. Waldron



     The material in this report and the accompanying Stockholder Return Performance Table is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.




           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No current member of the Company's Compensation Committee is a current or former officer or employee of the Company or its subsidiaries and no executive officer of the Company was a member of the Compensation Committee of any corporation of which a member of the Company's Compensation Committee is an executive officer.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph sets forth the Corporation's total cumulative stockholder return as compared to the NASDAQ Composite U.S. Index and the NASDAQ Pharmaceutical index for the period beginning March 31, 1994 and ending March 31, 1999. Total stockholder return assumes $100.00 invested at the beginning of the period in the Common Stock of the Corporation, the stocks represented in the NASDAQ Composite - U.S. Index and the NASDAQ Pharmaceutical Index, respectively. Total return assumes reinvestment of dividends; the Corporation has paid no dividends on its Common Stock. Historical price performance should not be relied upon as indicative of future performance.



Stock Performance Graph





















                                                                                                 Nasdaq
                                                              Cyanotech         Nasdaq           Pharmaceutical
                                                              Corporation       Composite        Index
3/94................................                          $   100           $ 100            $ 100
3/95................................                              129             111              100
3/96................................                              671             151              176
3/97................................                              524             168              161
3/98................................                              324             254              193
3/99................................                               94             342              245

                                  OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors does not know of any business to be presented for consideration at the meeting other than those set forth herein and in the Notice accompanying this Proxy Statement. If any other business should properly come before the meeting, the shares represented by Proxies will be voted in accordance with the judgment of the persons named in such proxies.

     The Company will provide, without charge, to each person whose proxy is solicited by this Proxy Statement, on the written request of such person, a copy of the Company's most recent Annual Report on Form 10-K, including the exhibits thereto, as filed by the Company with the Securities and Exchange Commission. Requests should be directed to: Secretary, Cyanotech Corporation, 73-4460 Queen Kaahumanu Hwy., Suite 102, Kailua-Kona, HI 96740.

     The Annual Report to the Stockholders of the Company, for the fiscal year ended March 31, 1999, including financial statements, is enclosed with this proxy statement.

     You are most cordially invited to attend this meeting in person. However, whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy as promptly as possible in the envelope provided. This will not prevent you from voting in person at the meeting if you so desire.


                                              By Order of the Board of Directors

                                                                 Ronald P. Scott
                                                                       Secretary

Kailua-Kona, Hawaii
July 16, 1999